Exhibit 99.1

West Bancorporation, Inc. Annual Stockholders’ Meeting
April 29, 2010

The meeting was called to order by Jack G. Wahlig, Chairman of the Board.

It was announced that over 89 percent of the shares eligible to vote were in attendance either in person or by proxy.  As a quorum of shares was represented, the meeting was called to order.

Mr. Wahlig gave introductory comments and then asked that ballots be distributed to any shareholders who had not yet returned a proxy and would like to vote.

Mr. Wahlig gave a brief overview of the meeting.  The highlights of his comments included the following:

a)	The results for the 1st quarter of 2010 include net income available to common shareholders of $2.8 million or $0.16 per common share. This is the 3rd consecutive quarter of increased earnings.
b)
 At yesterday’s meeting the Board of Directors of West Bank entered into an informal memorandum of understanding with the Iowa Division of Banking (“IDOB”) and the FDIC.  Given the level of nonperforming assets at West Bank, this was not unexpected. The agreement directs West Bank to seek approval from the IDOB prior to declaring dividends that would be used to fund West Bancorporation common stock dividends and establishes requirements that West Bank’s Total Capital ratio to be at least 12% and its Tier 1 Capital to Average Assets to be at least 8%.  West Bank’s capital ratios presently exceed those requirements.  The agreement also outlines other requirements.  Management does not believe the provisions of the agreement will have an adverse effect on the operations of West Bank.

c)
At yesterday’s West Bancorporation Board meeting, the Board decided to forego a quarterly dividend on its common stock.  We will pay $450,000 to the United States Treasury on May 15, 2010 as a quarterly preferred stock dividend.

Mr. Wahlig then made the following introductions:

a)	Guests:
Wade Hauser, Ahlers & Cooney (Legal Counsel)
Mike Lundberg, McGladrey & Pullen (Independent Auditors)
Roger Jones and Craig Wierson, Clifton and Gunderson (Internal Auditors)
b)	Board Members:
Tom Carlstrom, chairs the Bank’s Trust Committee
Orville Crowley, the Dean of the Board, serves on the Compensation Committee
Kaye Lozier, serves on the Bank’s Trust Committee
Jim Noyce, joined the Board in July 2010 and serves on the Audit Committee

Five Directors were recognized for serving on the CEO Search Committee which conducted the extensive search that culminated in the hiring of Dave Nelson as the Company’s new CEO – they are:
George Milligan, Chair, also serves on the Audit Committee,
Frank Berlin is also Chair of the Nominating and Corporate Governance Committee,
Joyce Chapman also serves on the Nominating and Corporate Governance Committee,
Bob Pulver, is also Chair of the Compensation Committee, and
Connie Wimer also serves on the Audit Committee.

Each of these directors was thanked for their significant contribution in finding the Company’s new CEO.

Dave Milligan was thanked for stepping in to serve with distinction as interim CEO from July, 2009 to April, 2010.

Other directors thanked for their leadership role along with Mr. Milligan in beginning to turn around the Company were:
Brad Winterbottom, President of West Bank and
Doug Gulling, Executive Vice President and Chief Financial Officer

Mr. Wahlig then made a comment that while Mr. Milligan, Mr. Winterbottom, and Mr. Gulling provided the leadership which moved us from UGLY to ENCOURAGING the addition of Dave Nelson as the Company’s new CEO makes our future EXCITING.  Mr. Wahlig asked those in attendance to welcome Mr. Nelson.

The ballots were then collected from members of the audience who had chosen to vote their shares at the meeting.

The podium was then turned over to other members of senior management of the Company.

The following comments were made by Douglas R. Gulling, Chief Financial Officer, to accompany the slides included in Exhibit 99.2:

2009 financial results were ugly and were primarily impacted by three items:
1)      Goodwill impairment loss
Did not affect regulatory or tangible capital

2)      Unprecedented loan losses
Loan losses the past two years have been significantly above historical levels.  Two fraud oriented losses account for approximately $11.5 million of the losses within the past two years.

Fortunately, the first quarter 2010 losses are at a lower level.  Time will tell if that is indicative of a lower trend.

3)      Level of nonperforming assets
The level of nonperforming assets has remained relatively stable over the past year, however, the changes in categories indicates to us that progress is being made.

The increase in Other Real Estate Owned means we have control of the property and can attempt to sell it.

The increase in TDR’s (troubled debt restructurings) means we have worked out a solution whereby the customer should be able to service the loan.  Currently TDR’s are yielding 6.1%.

Other 2009 events included:
The sale of WB Capital Management Inc.
The decision to sell was made in order to return the focus of the Company to that of a community bank.

SmartyPig®
It is wonderful to see the success of SmartyPig®
However, that success means SmartyPig® has outgrown West Bank.
We have been preparing for the transfer of the SmartyPig® deposits.
The transfer will impact West Bank in two ways:
Net interest margin will increase.
Total assets will decrease which will result in higher capital ratios for most measures.

2010 first quarter results:
Some relief from loan losses
SmartyPig® service fee
SmartyPig® began paying a fee to offset the short term negative interest spread.
In the second quarter, that fee increases.
Nonperforming assets still too high
One consolation is that TDR’s provide some level of interest income.

Peer perspective as of December 31, 2009:
Reviewed a slide showing certain asset quality measures and capital ratios for our significant competitors in both of our primary markets and the average of all banks in the country with assets between $1 billion and $3 billion.

West Bank generally is better off than its competitors and national peer group.  We also suspect our higher net charge-off ratio may indicate we were more aggressive in writing down assets.

To be fair, the other banks did show a profit in 2009, while West Bank did not.  To be completely fair, West Bank would have earned about $4 million without the goodwill impairment.

Going forward:
We have strong core earnings potential.
Earnings improvement will primarily depend on the level of loan losses.

SmartyPig® Service Fee
This increases in the second quarter.
Expect the deposits to transfer by the end of the second quarter.

Strong Capital Base
By all regulatory measures, West Bank’s capital ratios exceed by a significant margin, the requirements to be “well-capitalized.”

On a consolidated basis, our tangible common equity ratio is improving and should be around 7% when the SmartyPig® deposits are deducted from total footings.

The following comments were made by Brad Winterbottom, President of West Bank, to accompany the slides included in Exhibit 99.2

The challenge and our top priority is improving asset quality.  We have been working diligently the past 18-24 months doing this.  Unfortunately, it takes time and patience.  It takes time to allow customers to work through their plan, or time for the bank to work through the legal process and find a willing buyer.  Patience is difficult.  Especially when we view our performance quarter to quarter, but we have to be patient.

Some of this depends upon the economy improving.  Certainly there are some signs of recovery, but until we are convinced this improvement is on a solid foundation, given the level of unemployment, we remain cautious.

We are seeing customers’ financials.  Many are stressed.  We see sales volumes down 20-40 percent in 2009.  Many have been able to reduce expenses.  Some did not or could not react as quickly as their decline in sales.

Many customers have shrinking balance sheets – less accounts receivable and less inventory.  Customers are not buying equipment or expanding their facilities.  All of this means less or soft loan demand.  Our loan portfolio has decreased 10 percent over the last 5 quarters.  I do not think this trend will be reversed in 2010.

We are in front of our customers more often.  We are asking more questions, asking for more information.  We are doing more analysis to monitor our largest asset, the loan portfolio.

Because this is our biggest asset and it is stressed, I thought I would share with you some of the things we do to protect its value.

How we monitor asset quality:
   1)  It starts with the commercial banking team
•	15 bankers manage the bulk of the $1B loan portfolio.
•	These 15 bankers have over 305 years experience in banking, or an average of 20 years per employee.
•	8 bankers each have over 20 years experience in banking; 3 over 30 years.
2)	They are the daily contact people and monitor the progress of each relationship.

Loan approval process:
3)	All bank lenders have relatively small individual loan authority so approvals/renewals are done through a committee setting, where multiple eyes review, assess, and approve/reject loan requests.
4)
Before a loan is approved/renewed a credit analysis is performed and outlined in a written document that is used for the approval process.  Authoring this is a joint effort by banker and credit department.

5)	As part of the process, a loan is graded and assigned a risk rating, 1-9, with 1 being the best. This rating starts with the individual officer, based upon the facts as they know them.
6)	The credit department’s independent analysis is based on the facts being presented. They, too, opine in the risk rating.
7)	Loan committee also discusses the risk rating and a consensus is reached before it is booked.

During the life of the loan:
8)	Individual lender monitors the credit throughout its life. Risk rating adjustments occur as real time information is received.
9)	Once approved and before being booked, pre-closing documents are reviewed and approved by a risk auditor. Their duties focus on compliance and documentation issues.
10)	Once booked, a sampling of loans is reviewed by a loan auditor. They inspect for documentation deficiencies and made within the approval granted.
11)
In addition, loan review conducts independent and in depth analysis on loans that exceed a certain dollar amount, and are done annually.  We discuss their findings and review all of their reports monthly in committee settings.

12)	When a loan deteriorates, it moves to a category that requires heightened scrutiny and review. We review these assets monthly at an Adverse Assets Committee.
This committee:
Develops and monitors an action plan for each loan.
Develops exit/improvement strategies which are debated and time frames to accomplish are established on all credits.
Progress is reported monthly.
It may be reassigned to the legal area if warranted.

Nonperforming assets
When a loan becomes stressed, typically it becomes delinquent.
Problem loans move towards 90 days delinquent.
Generally most loans move to nonaccrual by 90 days delinquent, and if not, then by 120 days past due.
Usually we may allow 30 days beyond 90 days delinquent if a certain event is to occur or a final non-legal demand/deadline has not expired.
As loans move to nonaccrual status, accrued interest is generally reversed.
Typically, legal procedures follow to gain possession of the asset to liquidate or sell.
And typically this takes time to run the legal course, 9-15 months if real estate secured.
At 3/31/10, approximately 65% of nonaccrual loans are real estate secured.
Towards, or at the end of the legal process the end result is the Bank taking possession of the asset, and it is moved to Other Real Estate Owned (OREO).
This is when we can begin to market the asset for sale.
During this period we monitor the value of the asset. When it is moved to OREO, we generally get an independent third party valuation. An appraisal.
While the asset is marketed, we continually evaluate its carrying value and have updated independent valuations if we believe it is warranted.

Regarding TDR, if a loan is renegotiated or the borrower gets more favorable terms than customary, it becomes classified TDR.  It may stay in this category until a proven payment performance is exhibited.  This may be up to 12 months.

Mr. Winterbottom’s overall observations of the slide were:
1)	Nonaccrual loans are moving in the right direction
2)	While OREO is increasing, we control the assets and are aggressively marketing the properties.
3)	TDR increasing:
We are earning interest.
Payments are being made and approximately 90% of the loans in this category are current to less than 30 days past due.
If performance continues, they will be eligible for removal from this category.

Since April 1st, 15 separate assets totaling approximately $4.9MM have been sold and closed, sold, or are in significant negotiations for being sold and removed from nonperforming assets within the next 3 months.

Mr. Winterbottom then reviewed the current holdings of OREO:
Land development properties
Not a lot of expenses while we are holding it.
Buyers are hard to find in this economy.
1-4 family properties
Right now most costly to hold – preparing to get to market.
Good activity in showings with sales in process.

Commercial properties
4 assets – 2 may be gone in 3 months.
We have chosen not to fire sale any OREO asset. We are trying to get the appraised value in sales.

West Bank has added infrastructure to our organization in 2009.
1 additional attorney
1 risk auditor
1 additional loan auditor
1 additional loan review
3 additional loan support staff
2 additional compliance staff
We now have more eyes reviewing and monitoring loan assets than we ever had. We need to. We have been aggressive in recognizing our problems and dealing with them.

He then reviewed net charge-offs by quarter
2Q 08 – Regency
4Q 08 – Fraud issue
Economy downturn
2009 – Not pretty.  Starting to trend the right way.

Past dues – 30 days or more
The biggest barometer of asset quality
Improvement seen as we track through 2009
Not happy with the spike in 1Q 2010, but there are specific reasons for this. And there were a couple of significant renewals in very early April that would have improved this number.

Line of Business Report
Commercial Banking:
We talked about the soft loan demand.
We continue to expand our treasury management products for the more sophisticated customer and to make it easier for them to transact business.
Retail Banking:
Good deposit growth
Facilities
Simplified our products
Residential Mortgage:
Due to interest rate environment, both purchase and refinance volume was up in 2009.
Have hired another person who will start in 2 weeks
Trust Services:
Flat in 2009
For the first quarter 2010, fees earned are up 15%

Bank Awards & Community Outreach
As you can see, listed on the left side of the slide are a few of the awards we earned in 2009.
Our fourth annual Shred Day will be May 22, 2010.
We are proud of our employee involvement in the community
And finally, we are proud that our Foundation granted almost $250,000 to nonprofits in 2009.

The results of the voting were then announced.  Under Proposal 1, all persons standing for election to the Board of Directors received a sufficient number of votes to be elected. Under Proposal 2, the 2009 executive compensation was approved.  Under Proposal 3, the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for West Bancorporation, Inc. for the year ending December 31, 2010 was ratified.

Mr. Wahlig then reviewed the qualities the Board of Director’s Search Committee was looking for in a new chief executive officer:
•	An experienced banker.
•	A banker who has had direct responsibilities in credit operations in their career and enjoys an outstanding reputation understanding bank credit, both sales and underwriting.
•	A banker who is cost conscious, who understands how controlling cost can be a major contributor to profitability.
•	A banker who has the experience to help analyze what size bank we should be.
•	A person who has demonstrated in their career that they care about the different constituencies of a bank, our shareholders, customers, employees, and community.
•	A visionary thinker who can visualize and articulate the bank of the future.
•	A proven team player and leader who can recruit, mentor, train, and retain a winning management team now and in the future.
•	A high energy individual capable of leading by example who will be loyal to the bank’s customers, shareholders, and employees.
•	A person who has demonstrated their commitment to their community in their prior banking experience.

Mr. Wahlig stated the Search Committee was able to find one individual who meets all of these requirements.  He then introduced the new Chief Executive Officer, Dave Nelson.

Mr. Nelson then made the following remarks:
I am very happy and excited to be at my first Annual Shareholders meeting.
Although I have only been on the team for less than a month, I do not feel like “The New Guy.”
This is because I am from Des Moines.
I was able to meet the team prior to my start date.
Already knew a few team members from long ago.
I have been a student of West bank for many years.

Background
Hoover High School
Drake University (undergraduate and MBA)
Bankers Trust for a couple of years
Norwest/Wells Fargo (Mankato and Rochester)
Married with two teenage children
Kathie (Lenc) also from Des Moines

Familiarity with West Bank
History of strong earnings and dividends
Pride in efficiency ratio
Community leadership/volunteerism
Customer service
Established loyalty with customers and the community
Very aware of credit quality challenges

Why I wanted to join West Bank
The opportunity to be CEO of a publically traded company
Talented and dedicated team
Belief that I am a good fit for the opportunity and situation
Return to the Des Moines area

I was not looking for a job.  Actually, I was in an extremely comfortable situation.
My first month in Des Moines has validated my decision.

The Future
Spent first month meeting with my team gaining input and assessing our resources.
Will develop strategic initiatives based upon our areas of focus.
Investment in infrastructure. When it is time to celebrate it will be about our earnings, not our size.

The meeting was then opened up to questions from the stockholders.

Question: What is the status of Glenn Oaks?
Answer: West Bank was the successful bidder at the sheriff’s sale today and we are actively marketing it. We don’t want to own it but are not looking to have a fire sale.

Question (directed at Dave Nelson):  With the economy in the last 24 months, most financial institutions have been challenged with their risk policies.  What is your philosophy around risk management and as it pertains to shareholder capital?

Answer:  There is a balance between risk and shareholder capital.  We are faced with a multitude of risks in addition to credit risk – interest rate risk, compliance risk, and image risk to name a few.  We are forming a new ad hoc Risk Management Committee at the holding company level which will assist with oversight responsibilities and managing the various risks.

Question (directed at Dave Nelson):  Would you discuss any general changes to credit underwriting you might expect to implement going forward?

Answer:  We need to be surgical in our approach.  Each situation is individual and unique.  We don’t want to lose good customers or be hard to do business with.  We need to focus on deepening our relationships with our customers and improving credit quality.

Question: In regards to TARP, are the Board and management formulating a plan to address the repayment before the dividend rate increases to 9 percent in 3 years?

Answer:  The Board has been reviewing its options for paying back the TARP funds.  We need to keep our capital ratios up, pay back TARP, and get back to paying a dividend on our common stock.  One possibility is to raise additional equity.

An individual in the meeting thanked the Board for their service in the CEO search.  He also commented that he was pleased with the Board’s decision to provide restricted stock versus cash as an incentive measure, as it aligns management interests with shareholder interests.

Another individual encouraged the Board to maintain the bank’s ownership in SmartyPig®.  He said to look at it as a hidden asset with unlimited potential.  He then proceeded to ask a series of questions about SmartyPig®.
Question: What are the growth projections/how many customers does SmartyPig® have?
Answer: There are roughly 12,000 customers currently.
Question: What is the average deposit size of the SmartyPig® accounts?
Answer: There are approximately $235 million of deposits currently.
Question: Are the deposits held at the Holding Company?
Answer: They are at West Bank.
Question: Have there been any offers to purchase SmartyPig®?
Answer: We are just a minority owner. Any offer would not be directed at us.
Question: Will the Fed allow for the investment to be held long term?
Answer: We believe so.
Question: What is management’s ownership of SmartyPig®?
Answer: West Bank management does not have any direct ownership in SmartyPig®.
Question: Where will the deposits go when they are transferred out of West Bank?
Answer: We cannot comment on that at this time.
Question: It’s possible that Apple, Google, etc. have an interest in a company like SmartyPig®. I encourage your to keep SmartyPig®.
Answer: Thank you for your comments.

Question: Is there any possibility of selling the Iowa City location for $36 million to use the funds for TARP repayment?
Answer: It is possible. We have not considered it. Loan losses on classified assets in Iowa City area are less than the central Iowa market. Iowa City has not had as many issues.

Another individual spoke, agreeing with the previous SmartyPig® comments in favor of keeping SmartyPig®.

Question: Big banks have received a bad name recently. This should be a good opportunity for attracting new loans. Are you doing anything/being aggressive to pursue new loans?
Answer: We have not closed our doors to new requests. We welcome them and are chasing them.

Question:  As a follow-up to the previous TARP question, are you considering a public preferred stock offering?  This was mentioned at the annual meeting last year and it would be nicer to pay the 5% dividend to local individuals, rather than the Treasury.

Answer: If we pay off TARP by raising additional capital, that is a possibility.

Question: On the capital ratios slide from the presentation, which of the other four banks, received TARP funds? What would have been the impact if the Company had not taken TARP?
Answer: MidwestOne received TARP funds. The other three banks did not. If we had not taken TARP, our risk-based capital as a percent of risk-weighted assets would have been about 11.4%, or 3% lower.
Follow up question: So we still need the TARP funds?
Answer: Yes, at this point in time.

Question (directed at Dave Nelson): As the new CEO, what happened to underwriting? Was it too aggressive?

Answer:  We have to learn from the past to know what to do differently.  Economic factors have played a role in the past 24 months.  We need to focus on existing relationships and developing relationships locally in the markets we serve.  For banks that had good loan growth in 2008, in hindsight, it may not have been a good idea.

Follow up question: Have the loan issues experienced come from participations or local loans?
Answer: Some of each.

There were no further questions and Mr. Wahlig asked if there was any other business to come before this meeting.  There was no other business.

Mr. Wahlig provided the following closing comments:
Thank you for your loyalty as your Company moves from UGLY, to ENCOURAGING to EXCITING.  This path will not be without challenges and difficulties. The difference maker, as it has always been, will be our dedicated West Bank employees.

The meeting was adjourned.